Exhibit 99.1

Contact:	David Grip
AspenTech
+1 781-221-5273
david.grip@aspentech.com

Aspen Technology Announces Closure of FTC Investigation and

Agreement to Modify Consent Decree

BURLINGTON, Mass. — July 6, 2009 — Aspen Technology, Inc. (OTC: AZPN.PK), a leading provider of software and services to the process industries, today announced that the Federal Trade Commission will close its civil investigation relating to a 2004 consent decree involving AspenTech and Honeywell International Inc., pursuant to a modification of that decree.  The 2004 consent decree involved the sale of certain process simulation products to Honeywell.  In addition, AspenTech and Honeywell have agreed to settle the related litigation between them.

“We believe the claims made in this investigation were without any merit and that the investigation was not justified, since AspenTech at all times complied with both the letter and spirit of the original consent decree,” said Frederic G. Hammond, AspenTech Senior Vice President and General Counsel.  “We made a determination to settle the investigation rather than continue to allocate time and resources to issues that in our view were resolved in 2004.  Neither the modification to the consent decree nor the settlement with Honeywell in any way affects our ability to develop and sell our industry-leading engineering and optimization solutions.”

Since the original 2004 consent decree, AspenTech has strengthened its technology leadership through continued innovation across the aspenONE® Engineering suite, including Aspen HYSYS®.  The recent aspenONE V7 release continues AspenTech’s 28-year history of innovation by making it easier for process industry companies to adopt engineering best practices.  aspenONE V7 is being used by more than 700 leading process industry companies around the world.

Modification to Consent Decree

The modification to the 2004 consent decree requires that AspenTech continue to provide the ability for users to save input variable case data for Aspen HYSYS and Aspen HYSYS Dynamics software in a standard “portable” format, which will make it easier for users to transfer case data from later versions of the products to earlier versions.  AspenTech will also provide documentation to Honeywell of the Aspen HYSYS and Aspen HYSYS Dynamics input variables, as well as documentation of the covered heat exchange products.  These requirements will apply to all existing and future versions of the covered products through 2014.  In addition, AspenTech will provide to Honeywell a license to modify and distribute (in object code form) the current version of AspenTech’s flare system analyzer.

Following a 30-day period for public comment on the modification to the original decree, AspenTech expects that the new arrangement will be made part of a final order.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — including oil and gas, petroleum, chemicals, pharmaceuticals and other industries that manufacture and produce products from a chemical process.  With integrated aspenONE® solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations.  As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs, and become more energy efficient.  To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

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© 2009 Aspen Technology, Inc.  AspenTech, aspenONE, the Aspen leaf logo, HYSYS, and the 7 Best Practices of Engineering Excellence are trademarks of Aspen Technology, Inc.  All rights reserved.